The business integration described in this press release involves securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, has been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

August 15, 2016

Press Release
Company Name: Idemitsu Kosan Co., Ltd.

Opinion and correspondence regarding documents published by our major shareholders

Our major shareholders that have announced their negative response to the business integration between us and Showa Shell Sekiyu K.K. (“Showa Shell”) have stated that the “acquisition of shares of Showa Shell by Idemitsu Kosan from Royal Dutch Shell group is prohibited by the Japanese Financial Instruments and Exchange Act” in a letter titled “Acquisition of shares of Showa Shell by Mr. Shosuke Idemitsu” and published on August 3, 2016 (the “First Letter”), and have requested our directors and auditors to prepare an appropriate response in a letter titled “Request” and published on August 9, 2016 (the “Second Letter”).  In response, we hereby publish our opinion and correspondence to the First Letter and the Second Letter as of today.

We have repeatedly tried to contact our major shareholders to hold further discussions in accordance with the agreement reached with our major shareholders in discussions held on July 11, 2016.  However, as of today, a date for further discussions has not been fixed due to the refusal by our major shareholders to receive our letter.  We will continue requesting that our major shareholders hold discussions with us in order to protect the common interest of all of our stakeholders.

1．	Our opinion and correspondence regarding the First Letter and Second Letter

(1)	The decision-making process of our company

At the board of directors meeting our company held today, we confirmed that our decision to pursue the business integration with Showa Shell for the maximization of our company’s value through our sustainable growth strategy was sufficiently reasonable and that we adhered to due process when making our decision.
As some statements in the Second Letter describing the negotiation process with the major shareholders differed from our understanding, we also confirmed the background of the discussions with our major shareholders (see the attached reference material) at the board of directors meeting above.
In addition, in order to protect the common interest of all of our stakeholders, the board of directors agreed to continue requesting that the major shareholders hold further discussions with us in order to resolve this matter promptly.

(2)	Regarding the acquisition of Showa Shell shares

According to the First Letter, Mr. Shosuke Idemitsu, Mr. Masakazu Idemitsu, Mr. Masamichi Idemitsu and Nissho Kosan K.K. fall under a “specific group of shareholders” as defined under the Japanese Financial Instruments and Exchange Act, and Mr. Shosuke Idemitsu has acquired 400,000 Showa Shell shares.
In response to this, we requested the minimum information necessary in order to confirm the factual basis for the major shareholders’ assertion, including confirmation of the acquisition of 400,000 Showa Shell shares by Mr. Shosuke Idemitsu.  However, as of this date, we have not received any response.
As the completion of our acquisition of Showa Shell shares from Royal Dutch Shell group is an important step toward our business integration with Showa Shell, we will discuss with the relevant authorities and persons affiliated with Royal Dutch Shell group and consider our next steps to complete the acquisition in accordance with relevant laws and regulations.
Thus, at present, there is no change to our schedule for the planned business integration.

2.	Explanation of our opinion regarding Idemitsu Museum of Arts Foundation and Idemitsu Culture and Welfare Foundation

In the report “Message of protest against the merger” published by Nissho Kosan K.K. dated as of June 28, 2016, Idemitsu Museum of Arts Foundation and Idemitsu Culture and Welfare Foundation (collectively the “Foundations”), both shareholders of our company, joined Nissho Kosan K.K., Mr. Shosuke Idemitsu, Mr. Masakazu Idemitsu and Mr. Masamichi Idemitsu in expressing their opposition to the business integration between our company and Showa Shell.
We believe that we can contribute to the operation of the Foundations by raising the value of our shares held by the Foundations and maintaining stable returns to shareholders through the realization of the business integration with Showa Shell.  However, it is unfortunate that the Foundations expressed their opposition to the business integration without allowing us the opportunity to sufficiently explain the integration.
Therefore, we sent a letter today to all councilors, directors and auditors of the Foundations requesting the opportunity to explain our thoughts to them.

End

Attachment
Reference: Background of discussions with our major shareholders

1.	December 17, 2015
A letter from Takujiro Hamada, the agent of Mr. Shosuke Idemitsu, a chairperson emeritus of Idemitsu Kosan, that was addressed solely to Takashi Tsukioka, our chief executive officer, was handed over by Mr. Shosuke Idemitsu.  A summary of the letter is as follows:
(i)	A question about the need for the merger with Showa Shell;
(ii)	A concern for about the dilution of the shares of major shareholders due to the merger;
(iii)	A concern that the merger will create a need to downsize employees;
(iv)	A concern that, due to the merger, the “Idemitsu” name may disappear from our company name in the medium term;
(v)	A proposition in the event that Idemitsu finds itself in financial distress (e.g., stop paying dividends, cut bonuses); and
(vi)	A demand to elect a director to Idemitsu from among the major shareholders.

2.	January 29, 2016
A meeting was held between four major shareholders and three executives from our company.  A summary of the meeting is as follows:
(i)	We provided an explanation of the business environment of the oil business in Japan and a need for industry consolidation;
(ii)	The major shareholders expressed their concerns about the effects of a merger caused by uncertainties due to the situation in the Middle East; and
(iii)	The meeting was adjourned after we and the major shareholders agreed to continue holding discussions.

3.	May 23, 2016
A letter was sent via certified mail to our chief executive officer from Mr. Shosuke Idemitsu, Mr. Masakazu Idemitsu, Mr. Masamichi Idemitsu and their agent, Takujiro Hamada.  A summary of the letter is as follows:
(i)	A question about the need for the merger with Showa Shell;
(ii)	A concern that the merger between companies with different corporate cultures will not be able to create synergies;
(iii)	A concern about accepting capital from Saudi Arabia due to its rivalry with Iran; and
(iv)	An objection to merging with Showa Shell on the basis of it not being an appropriate business decision.

4.	June 9, 2016
A meeting was held between four major shareholders and three executives from our company.  A summary of the meeting is as follows:
(i)	We provided an explanation of the background of the discussions of the business integration, our reasons for the business integration, and the procurement status of Iranian crude oil; and
(ii)	The major shareholders expressed the opinion that they remain against the merger due to concerns about labor unions and a dilution of share value.

5.	July 11, 2016
On the date after the ordinary shareholders’ meeting, a meeting was held between the major shareholders and us.  A summary of the meeting is as follows:
(i)
We provided an explanation of our reasons for the business integration, the significance of the business integration, the past management efforts for rationalization, Idemitsu and Showa Shell’s business quality, the relationship between Saudi Arabia and Iran, the status of labor unions, and other factors;

(ii)	The major shareholders expressed the opinion that they remain against the merger; and
(iii)	We and the major shareholders agreed to continue holding discussions.

End

Note: The above information includes “forward-looking statements” that reflect the plans and expectations of Idemitsu Kosan Co., Ltd. (“Idemitsu”) and Showa Shell Sekiyu K.K. (“Showa Shell”) in relation to, and the benefits resulting from, their business integration described above. To the extent that these statements do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of Idemitsu and Showa Shell in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Idemitsu and Showa Shell undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by Idemitsu or Showa Shell in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.